Exhibit 99.1

Summit Financial Services Announces Third Quarter Results

BOCA RATON, Fla., November 14, 2007—Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announces financial results for the three-months and nine-months ended September 30, 2007.

Third Quarter 2007 v. Third Quarter 2006

•	Total revenues increased approximately 26% to $9.00 million from $7.17 million.

•	Commission revenues increased approximately 26% to $8.62 million from $6.83 million.

•	Net income increased approximately 332% to $609,000 from $141,000.

Nine Months 2007 v. Nine Months 2006

•	Total revenues increased approximately 35% to $28.12 million from $20.90 million.

•	Commission revenues increased approximately 36% to $27.03 million from $19.89 million.

•	Net income increased approximately 355% to $1,088,000 from $239,000.

Business Overview

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 215 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We believe that our results for the periods reported validate our operating strategy. On a going forward basis, we intend to utilize our resources to not only augment our recruiting efforts, but to continue making investments in the personnel, technology, and other infrastructure costs necessary to execute our business strategy.”

SUMMIT FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Financial Condition

September 30, 2007

ASSETS
Cash and cash equivalents	$4,779,466
Deposit held at clearing broker	27,866
Securities owned, at fair value	21,427
Commissions receivable	1,632,330
Prepaid expenses	52,662
Other receivables, net	202,516
Goodwill & customer list, net	725,603
Property and equipment at cost, net	136,896

TOTAL ASSETS	$7,578,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$905,462
Accrued commission expense	1,670,669

TOTAL LIABILITIES	2,576,131

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock	13
Common stock	2,822
Additional paid-in capital	9,576,442
Unearned stock-based compensation	(538,379)
Treasury stock	(10,884)
Accumulated deficit	(4,027,379)

TOTAL STOCKHOLDERS’ EQUITY	5,002,635

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,578,766

Condensed Consolidated Statements of Income

Three Months and Nine Months ended September 30, 2007 and 2006

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues
Commissions	$8,623,899	$6,831,791	$27,025,985	$19,891,662
Interest & dividends	304,424	234,847	863,137	709,294
Other	67,675	99,680	226,462	303,254

Total Revenue	$8,995,998	$7,166,318	$28,115,584	$20,904,210

Expenses
Commissions and clearing costs	7,030,297	5,609,363	22,282,985	16,292,105
Employee compensation	953,085	729,796	2,990,443	2,284,655
Occupancy and equipment	143,594	120,712	467,823	347,845
Communications	84,081	92,581	261,421	283,256
Legal and accounting	10,855	74,923	99,209	327,924
Depreciation and amortization	59,738	54,722	173,563	160,314
Other operating expenses	105,448	343,675	752,061	968,695

	$8,387,098	$7,025,772	$27,027,505	$20,664,794

Income before income taxes	$608,900	140,546	1,088,079	239,416

Basic earnings per share	$0.0215	$0.0048	$0.0382	$0.0081

Basic weighted average common shares outstanding	28,210,075	28,210,075	28,210,075	28,210,075

Diluted earnings per share	$0.0177	$0.0046	$0.0337	$0.0077

Diluted weighted average common shares outstanding	34,159,882	29,665,283	31,995,617	29,452,900

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida – Steven C. Jacobs, CFO, 561-338-2600.